Exhibit 10.29

                              BANK OF AMERICA NT&SA
                             BUSINESS LOAN AGREEMENT
                             -----------------------


     This Agreement dated as of April 12, 1999 is between Bank of America NT&SA (the "Bank") and Advanced Machine Vision Corporation (the "Borrower").

     1. FACILITY NO. 1 LINE OF CREDIT AMOUNT AND TERMS

     1.1 Line of Credit Amount.

     (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Two Million Dollars ($2,000,000).

     (b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

     (c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 1 Commitment.

     1.2 Availability Period. The line of credit is available between the date of this Agreement and April 30, 2000 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

     1.3 Interest Rate.

     (a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the Reference Rate plus .50 percentage point.

     (b) The Reference Rate is the rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

     1.4 Repayment Terms.

     (a) The Borrower will pay interest on May 30, 1999, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

     (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

     1.5 Optional Interest Rates. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

     1.6 Offshore Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
2.35 percentage points.

     Designation of an Offshore Rate portion is subject to the following requirements:

     (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 360 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

     (b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

     (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100th of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

     Offshore Rate      =        Grand Cayman Rate
                            ---------------------------
                            (1.00 - Reserve Percentage)

     Where,

          (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer
                U. S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

          (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100th of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

     (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

     (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

     (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

          (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

     (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

          (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

          (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

     2. FACILITY NO. 2 LETTERS OF CREDIT.

     2.1 At the request of Borrower, between the date of this Agreement and April 30, 2000 (the "Facility No. 2 Expiration Date"), the Bank will issue standby letters of credit with a maximum maturity of 365 days but not to extend 365 days beyond the Facility No. 2 Expiration Date; provided, however, that the maturity date may be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

     2.2 Amount. The amount of the letters of credit (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Five Hundred Thousand Dollars ($500,000).

     2.3 Other Terms. The Borrower agrees:

     (a) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (b) the issuance of any letter of credit is subject to the Bank's express approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (c) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

     (d) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts and other charges.

     3. FEES AND EXPENSES

     3.1 Loan Fee. The Borrower agrees to pay a Two Thousand Five Hundred Dollar ($2,500) fee due upon execution of this Agreement.

     3.2 Expenses.

     (a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

     (b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

     (c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

     4. COLLATERAL

     4.1 Facility No. 1 Personal Property. The Borrower's obligations to the Bank under Facility No. 1 will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

     (a) Machinery, equipment and fixtures.

     (b) Inventory.

     (c) Receivables.

     4.2 Lent Collateral. The Borrower's obligations to the Bank under Facility No. 1 will be secured by personal property now owned or owned in the future by Ventek, Inc. and SRC Vision, Inc. as listed below. The collateral is further defined in security agreement(s) executed by Ventek, Inc. and SRC Vision, Inc.

     (a) Machinery, equipment and fixtures.

     (b) Inventory.

     (c) Receivables.

     4.3 Facility No. 2 Personal Property. The Borrower's obligations to the Bank under Facility No. 2 will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement. If at any time the outstanding balance of Facility No. 2 is less than the Commitment, securities pledged under Section 4.3 may be released from pledge upon request by Borrower, so long as the loan value of the remaining securities equals or exceeds the outstanding principal balance of the line of credit.

     (a) Marketable securities.

     Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement, confirming that none of the proceeds of the loan will be used to buy or carry any margin stock. If the Borrower has any other loan made for the purpose of buying or carrying margin stock (purpose loan), then the collateral securing this loan shall not secure the purpose loan, and the collateral securing the purpose loan shall not secure this loan.

     5. DISBURSEMENTS, PAYMENTS AND COSTS

     5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

     (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

     (b) made for the account of the Bank's branch selected by the Bank from time to time;

     (c) made in immediately available funds, or such other type of funds selected by the Bank;

     (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

     5.3 Telephone Authorization.

     (a) The Bank may honor telephone instructions for advances and repayments or for the designation of optional interest rates given by the individual signer(s) of this Agreement or a person or persons authorized by the signer(s) of this Agreement.

     (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 2801300995, or such other accounts with the Bank as designated in writing by the Borrower.

     (c) The Borrower indemnifies and excuses the Bank (including its officers, employees and agents) for, from and against all liability, loss and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

     5.4 Direct Debit (Pre-Billing)

     (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 2801300995 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

     (b) Approximately 1 day prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

     (c) The Bank will  debit the  Designated  Account  for the  Billed  Amount,
regardless  of  the  actual  amount  of  principal  due  and  interest   accrued
(collectively, the "Accrued Amount").

     If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

          (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

          (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

     (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and banks are open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and the Bank is dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     5.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

     5.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

     (a) any reserve or deposit requirements; and

     (b) any capital requirements relating to the Bank's assets and commitments for credit.

     5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

     5.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate. This may result in compounding of interest.

     5.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will, at the option of the Bank, bear interest at a rate per annum which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

     6. CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

     6.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

     6.2 Security Agreements. Signed original security agreements, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

     6.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable and prior to all others' rights and interests, except those the Bank consents to in writing.

     6.4  Insurance.   Evidence  of  insurance  coverage,  as  required  in  the
"Covenants" section of this Agreement.

     6.5 Environmental Questionnaire. A completed Bank form Environmental Questionnaire and Disclosure Statement, together with an environmental site assessment concerning any potential toxic or hazardous condition.

     6.6 Guaranties. Guaranties signed by Ventek, Inc. and SRC Vision, Inc., each in the amount of Two Million Dollars ($2,000,000).

     6.7 Subordination Agreements. Subordination agreements in favor of the Bank signed by Veneer Technology, Inc.

     6.8 Other Items. Any other items that the Bank reasonably requires.

     7. REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     7.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

     7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

     7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in existence and in good standing, and, where required, in compliance with fictitious name statutes.

     7.5 No Conflicts. This Agreement does not conflict with any law, agreement or obligation by which the Borrower is bound.

     7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of December 31, 1998, is:

     (a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

     (b) In form and content required by the Bank.

     (c) in compliance with all government regulations that apply.

     Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower.

     7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

     7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

     7.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

     7.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     7.11 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

     7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

     7.13 ERISA Plans.

     (a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

     (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30-day notice.

     (c) No action by the Borrower to terminate or withdraw from any Plan has been taken, and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA.

     (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

     (e) The  following  terms have the meanings  indicated for purposes of this
Agreement:

          (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

          (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

     Year 2000 Compliance. On the basis of a comprehensive review and assessment of Borrower's systems and equipment and inquiry made of Borrower's material suppliers, vendors and customers, Borrower reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of Borrower. Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

     8. COVENANTS

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

     8.1 Use of Proceeds. To use the proceeds of the credit only for short-term working capital.

     8.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

     (a) Within 120 days of the Borrower's fiscal year-end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank.

     (b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower-prepared.

     (c) Within 45 days of period's end, the Borrower's quarterly accounts receivable aging.

     8.3 Total Liabilities to Tangible Net Worth. To maintain a ratio of total liabilities to tangible net worth, calculated on a fiscal-quarter basis, not exceeding the amounts indicated for each period specified below:

                   Period                               Ratio
         -------------------------------              --------
         From the date of this Agreement
         Through December 30, 1999                    2.20:1.0

         December 31, 1999 through
         December 30, 2000                            1.65:1.0

         December 31, 2000 through
         December 30, 2001                            1.25:1.0

     "Total liabilities" means the sum of current liabilities plus long-term liabilities, excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

     "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower), plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form), less total liabilities, including but not limited to, accrued and deferred income taxes, and any reserves against assets.

     8.4 Minimum Trading Asset Ratio. To maintain a minimum trading asset ratio, calculated on a fiscal-quarter basis, of at least 2.65:1.0.

     "Minimum Trading Asset Ratio" means the ratio of Accounts Receivable plus Inventory divided by Accounts Payable plus Short-Term Bank Debt.

     8.5 Cash Flow Ratio. To maintain a cash flow ratio, calculated on a fiscal year-end basis, of at least 1.20:1.0.

     "Cash Flow Ratio" means the ratio of Cash Flow to Current Portion of Long-Term Debt plus Interest Expense plus Income Taxes plus Dividends plus Capital Expenditures. "Cash Flow" is defined as Earnings before Interest Expense, Income Taxes, Depreciation and Amortization. This ratio will be calculated at the end of each fiscal year. The current portion of long-term debt will exclude the Notes to Veneer Technology, Inc.

     8.6 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank and its affiliates), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

     (a) Acquiring goods, supplies or merchandise on a normal trade credit.

     (b) Endorsing negotiable instruments received in the usual course of business.

     (c) Obtaining surety bonds in the usual course of business.

     (d) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

     (e) Additional debts and lease obligations for business purposes, which, together with the debts permitted under subparagraphs (a) through (d) above, do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000).

     (f) Accrual of normal expenses incurred in the ordinary course of business, including but not limited to, payroll, payroll taxes and deferred taxes.

     8.7 Other Liens. Not to create, assume or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

     (a) Deeds of trust and security agreements in favor of the Bank and its affiliates.

     (b) Liens for taxes not yet due.

     (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

     (d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement if the principal amount of debts secured by such liens does not exceed Five Hundred Thousand Dollars ($500,000) at any one time.

     8.8 Notices to Bank. To promptly notify the Bank in writing of:

     (a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower.

     (b) any substantial dispute between the Borrower and any government authority.

     (c) any failure to comply with this Agreement.

     (d) any material adverse change in the Borrower's financial condition or operations.

     (e) any change in the Borrower's name, address or legal structure.

     8.9 Books and Records. To maintain adequate books and records.

     8.10 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

     8.11 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations and orders of any government body with authority over the Borrower's business.

     8.12  Maintenance  of  Properties.   To  make  any  repairs,   renewals  or
replacements to keep the Borrower's properties in good working condition.

     8.13 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

     8.14 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

     8.15 Insurance.

     (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank.

     (b) General Business Insurance. To maintain insurance as is usual for the business it is in.

     (c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

     8.16 Additional Negative Covenants. Not to, without the Bank's written consent:

     (a) engage in any business activities substantially different from the Borrower's present business.

     (b) liquidate or dissolve the Borrower's business.

     (c) enter into any consolidation, merger, pool, joint venture, syndicate or other combination.

     (d) acquire or purchase a business or its assets for a consideration, including assumption of debt, in excess of Two Million Dollars ($2,000,000) in any fiscal year.

     (e) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

     8.17 ERISA Plans. to give prompt written notice to the Bank of:

     (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30-days notice.

     (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

     (c) Any notice of non-compliance made with respect to a Plan under Section 4041(b) of ERISA.

     (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

     9. HAZARDOUS WASTE INDEMNIFICATION

     The Borrower will indemnify and hold harmless the Bank for, from and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes, but is not limited to, attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law, or any petroleum products, including crude oil and any product derived directly or indirectly from, or any fraction or distillate of, crude oil. This indemnity will survive repayment of the Borrower's obligations to the Bank.

     10. DEFAULT

     If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

     Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

     10.2 Non-compliance. The Borrower fails to meet the condition of, or fails to perform any obligation under:

     (a) this Agreement,

     (b) any other agreement made in connection with this loan, or

     (c) any other agreement the Borrower has with the Bank or any affiliate of the Bank.

     10.3 Cross-default. Any default occurs under any agreement and is not cured in any applicable cure period in connection with any credit the Borrower or any guarantor has obtained from anyone else or which the Borrower or any guarantor has guaranteed.

     10.4 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

     10.5 False Information. The Borrower has given the Bank false or misleading information or representations.

     10.6 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

     10.7 Receivers. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

     10.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any guarantor; or the Borrower or any guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage and any such judgment is not discharged, vacated or reversed, or its execution stayed pending appeal, within 60 days of entry, or is not discharged within 60 days after the expiration of such stay.

     10.9 Government Action. Any government authority takes action that the Bank
believes  materially   adversely  affects  the  Borrower's  or  any  guarantor's
financial condition or ability to repay.

     10.10 Default under Guaranty or Subordination Agreement. Any guaranty, subordination agreement, security agreement, deed of trust or other document required by this Agreement is violated or no longer in effect.

     10.11 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's or any guarantor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

     10.12 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

     (a) A reportable event shall occur with respect to a Plan, which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.

     (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

     11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

     11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

     11.2 Oregon Law. This Agreement is governed by Oregon law.

     11.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

     11.4 Arbitration.

     (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including, but not limited to, those that arise from:

          (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

          (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

          (iii)  Any violation of this Agreement; or

          (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

     (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Oregon law.

     (c)   Arbitration   proceedings   will  be  administered  by  the  American
Arbitration Association and will be subject to its commercial rules of arbitration.

     (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

     (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

     (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

     (g) This provision does not limit the right of the Borrower or the Bank to:

          (i)    exercise self-help remedies such as setoff;

          (ii) foreclose against or sell any real or personal property collateral; or

          (iii) act in a court of law before, during or after the arbitration proceeding to obtain:

                 (A) a provisional or interim remedy; and/or

                 (B) additional or supplementary remedies.

     (h) The pursuit of or a successful action for provisional, interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

     (i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

     11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

     11.6 Costs. If the Bank incurs any expenses in connection with enforcing this Agreement or administering this Agreement (including in connection with extending, amending, renewing or modifying this Agreement), or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

     11.7 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator (and not by a jury). Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorneys' fees to pursue or collect any judgement.

     11.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

     (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

     (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

     (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

     In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     11.9 Exchange of Information. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

     11.10  Notices.   All  notices  required  under  this  Agreement  shall  be
personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

     11.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

     11.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     11.3 Written Agreements. Under Oregon Law, most agreements, promises and commitments made by the Bank after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by that Bank to be enforceable.

     This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA NT&SA                   ADVANCED MACHINE VISION CORPORATION


     /s/ Ron Farmer                          /s/ William J. Young
x--------------------------------       x---------------------------------------
By:      Ron Farmer                     By:      William J. Young
Title:   Vice President                 Title:   Chairman, President and CEO


Address where notices to the Bank            /s/ Alan R. Steel
are to be sent:                         x---------------------------------------
P. O. Box 768                           By:      Alan R. Steel
Eugene, OR 97440                        Title:   Vice President, Finance and CFO

                                        Address where notices to the Borrower
                                        are to be sent:
                                        3709 Citation Way #102
                                        Medford, OR 97504